Exhibit 10.2

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of February 13, 2007 (this “Amendment”), is made and entered into by and among Enesco Group, Inc., an Illinois corporation (“Parent”), Gregg Manufacturing, Inc., California corporation (together with Parent, the “Sellers”), and EGI Acquisition, LLC, a Delaware corporation (the “Purchaser”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Sellers and the Purchaser have entered into that certain Asset Purchase Agreement, dated as of January 21, 2007 (as amended by this Amendment, the “Purchase Agreement”), which contemplates that the Sellers will, and will cause their respective Subsidiaries to, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase from such Persons, all of such Persons’ rights, title and interests in and to, the Purchased Assets, and the Purchaser will assume and agree to pay, perform and discharge the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, the Sellers and the Purchaser desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AMENDMENT TO PURCHASE AGREEMENT

Section 1.1 Amendment of Section 1.1. The definition of “Permitted Exceptions” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Permitted Exceptions” means: (i) with respect to real property (a) all easements, rights of way and encumbrances of record disclosed in policies of title insurance that have been disclosed to Purchaser prior to the date hereof and (b) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated by existing usage of improvements; provided, however, that in the case of this clause (i) none of the foregoing, individually or in the aggregate, detract from the value or current use of the applicable Real Property (hereinafter defined), require the removal, alteration or loss of any improvement located thereon (including, without limitation, paved parking areas) or materially interfere with the use of the affected asset or Real Property as the Business is currently conducted, provided that, if any of the foregoing encumbrances include mortgages or like encumbrances on the landlord’s interest in any Leased Real Property, the tenant receives a non-disturbance agreement reasonably satisfactory to it, providing inter alia, that the mortgagee shall not disturb the tenant’s occupancy or other rights in the event of foreclosure (unless the tenant is in default past applicable notice and cure periods under the related Lease); (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable; (iii) title of a lessor under a capital or operating lease; (iv) any other Liens that will be discharged in full prior to Closing in connection with the Sale Order or any other actions of the Bankruptcy Court; and (v) the Liens described in Schedule 1.1(d) hereto.”

Section 1.2 Amendment of Section 2.1(q). Section 2.1(q) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“any and all residual amounts of or reversionary interests in each of the L/C Collateral (as such term is defined in the Order approving the DIP Financing Agreement) and the Prepetition Indemnity Amount (as such term is defined in the Order approving the DIP Financing Agreement), provided however, that the Purchased Assets shall not include any residual amounts of or reversionary interests in the Prepetition Indemnity Amount to be released to Sellers that shall constitute part of the Wind-down Fund (as defined below) in accordance with paragraph 34 of Exhibit A of that certain Final Order Authorizing Debtors To (A) Incur Postpetition Debt, (B) Grant Liens and Provide Security and Other Relief to Wells Fargo Foothill, Inc., as Agent, and (C) Grant Adequate Protection to the Prepetition Agent and Prepetition Lenders, dated February 12, 2007; and”

Section 1.3 Amendment of Section 2.1. Section 2.1 of the Purchase Agreement is hereby amended by adding the following after Section 2.1(r):

"(s) any and all rights of the Sellers under that certain pay-off letter dated January 23, 2007 issued by Bank of America and LaSalle Bank National Association, including, without limitation, the right to receive certain lien terminations and releases against certain assets of the Sellers and certain release documentation related thereto, as more fully described therein.”

Section 1.4 Amendment of Section 2.1(m). Section 2.1(m) of the Purchase Agreement is hereby amended by adding the words “or Assumed Liabilities” at the end thereof .

Section 1.5 Amendment of Section 2.3. Section 2.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, solely the Assumed Liabilities, subject to all objections, claims, counterclaims, rights of setoff or recoupment, and other defenses of the Sellers. “Assumed Liabilities” shall mean only the following liabilities (other than the Excluded Liabilities):

(a) all Liabilities arising under the Assumed Contracts;

(b) solely to the extent provided in Section 9.1, the Liabilities arising out of the Foreign Benefit Plans; and

(c) each of the following Liabilities solely to the extent such Liabilities constitute current liabilities:

(i) all accrued payroll obligations of Transferred Employees (including vacation accruals, but excluding any severance or other obligations arising from the termination of employment of any employees of the Business, the Sellers or the Foreign Subsidiaries);

(ii) other than Intercompany Payables or the Pre-Petition Liabilities, all accounts payable incurred in the Ordinary Course of Business after the Petition Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable); and

(iii) all obligations arising from advances received from customers of the Business;

(d) the Pre-Petition Liabilities set forth on Schedule 2.3(d) of the Sellers Disclosure Schedule; provided that the Purchaser shall only be obligated to assume and timely perform and discharge in accordance with their respective terms, such Pre-Petition Liabilities which, in the aggregate as of a date certain as agreed to by the Sellers and the Purchaser, as certified by the Sellers as of such date, are not greater than (x) $18,100,000 (the "Threshold”) plus (y) ten percent (10%) of the Threshold; provided further, to the extent such Pre-Petition Liabilities, in the aggregate exceed the Threshold plus 10%, Purchaser, in its sole discretion, may remove certain Pre-Petition Liabilities from Schedule 2.3(d) upon three days notice to the creditor who is so removed and shall determine those Pre-Petition Liabilities and corresponding amounts to assume and discharge which, in the aggregate, equal an amount not greater than the Threshold plus 10%; and

(e) a success fee in an amount no more than 1.5% of the Aggregate Consideration (as defined below) minus $75,000 payable on behalf of the Sellers to Mesirow Financial Services Inc.”

Section 1.6 Amendment of Section 2.6. Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

” Purchaser’s Election Right. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, without any further adjustment to the Purchase Price, to add any Contract that is an executory contract or unexpired lease to Schedule 2.6, thereby making such Contract an Assumed Contract, by written notice delivered to Sellers at any time during the period from and after the date hereof until the later (A) of the Closing Date and (B) the fifth Business Day after receiving notice from any Seller that such Seller intends to reject such Contract.”

Section 1.7 Amendment of Section 3.1. Section 3.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The aggregate consideration for the Purchased Assets (the “Aggregate Consideration”) shall be (a) an amount in cash equal to the principal amount plus interest, fees and any other expenses of the DIP Note outstanding as of the Closing Date (the “Purchase Price”), (b) the assumption of the Assumed Liabilities, (c) forgiveness of any and all Pre-Petition Liabilities of the Sellers owed to Affiliates of the Purchaser, including without limitation a certain deposit in the amount of $100,000 funded by an Affiliate of the Purchaser for the benefit of Parent prior to the date hereof and (d) $700,000.00 in respect of administration expenses incurred by Sellers in the Bankruptcy Case, as adjusted by Section 2.1(q) (the “Wind-down Fund”). To the extent the Purchase Price shall exceed the aggregate of (i) the amount set forth in the Payoff Letters and (ii) the Wind-down Fund, such excess shall be returned to Purchaser. On the Closing Date, Parent shall deliver to Purchaser a certificate from an authorized executive officer of each of Parent and the DIP Lender which states the principal amount plus interest, fees and any other expenses of the DIP Note outstanding as of the Closing Date. Purchaser shall have the right to rely unconditionally and conclusively on such certificate in determining the Purchase Price and shall be obligated to fund only such amount. To the extent that it is determined that the Purchase Price paid is greater than amounts owed or owing under the DIP Amount, the excess, if any, shall immediately be returned to the Purchaser. Notwithstanding anything to the contrary in this Section 3.1, if and to the extent Purchaser or any of its Affiliates shall become a DIP Lender or otherwise assume the rights of a DIP Lender under the DIP Note, in lieu of paying cash in satisfaction of the Purchase Price, Purchaser or its Affiliates, as applicable, shall be entitled to cancel all or any portion of the DIP Note held by Purchaser or such Affiliates, and together with the other components of Aggregate Consideration set forth in this Section 3.1 of the Purchase Agreement such cancellation shall constitute the Purchase Price, for purposes of Section 3.1(a).”

Section 1.8 Amendment of Section 3.2. Section 3.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“On the terms and subject to the conditions set forth herein, at the Closing, in consideration for the sale of the Purchased Assets, Purchaser shall (i) pay, on behalf of Sellers and in full satisfaction of their obligations under the DIP Note, the Purchase Price to the DIP Lender; provided that in lieu of paying cash in satisfaction of the Purchase Price, Purchaser or its Affiliates, as applicable, shall be entitled to cancel all or any portion of the DIP Note held by Purchaser or such Affiliates and (ii) assume the Assumed Liabilities. The Purchase Price payable at Closing, if at all, shall be paid by Purchaser to the DIP Lender by wire transfer of immediately available funds into an account designated by the DIP Lender at least two Business Days prior to the Closing Date.”

Section 1.9 Amendment of Section 4.1. Section 4.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (collectively, the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP located at 919 Third Avenue, New York, New York (or at such other place as the Parties may designate in writing) at 10:00 a.m. (New York City time) on the date that the Sale Order is entered on the docket of the Bankruptcy Court or such other date agreed to by Purchaser, in its sole discretion; provided that such date agreed to by Purchaser in its sole discretion does not in and of itself give rise to Purchaser’s right to terminate this Agreement in accordance with Section 4.4. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred at 11:59:59 p.m. (New York City time) on the Closing Date.”

Section 1.10 Amendment of Section 7.2. Section 7.2 of the Purchase Agreement is hereby amended by replacing the reference to “February 13, 2007” therein with “February 15, 2007.”

Section 1.11 Amendment of Section 10.1. Section 10.1 of the Purchase Agreement is hereby amended by adding the following after Section 10.1(g):

"(h) the Bankruptcy Court shall have entered the Sale Order no later than February 15, 2007 in form and substance reasonably acceptable to Purchaser, and the Sale Order shall have become a Final Order.”

Section 1.12 Amendment of Section 10.3(b). Section 10.3(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

” (b) the Bankruptcy Court shall have entered the Sale Order no later than February 15;”

ARTICLE II.

AMENDMENT OF DISCLOSURE SCHEDULE

Section 2.1 Amendment of Schedules. The Sellers Disclosure Schedule is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto, and each such amended Schedule of the Sellers Disclosure Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

ARTICLE III.

ASSIGNMENT; POST-CLOSING ACCESS

Section 3.1 Assignment. Pursuant to Section 12.8 of the Purchase Agreement, Purchaser may assign any or all of its rights and obligations under the Purchase Agreement, without the consent of any Parties thereto, to any one or more of its Affiliates. Prior to Closing, Purchaser will provide the Sellers with a schedule (the “Purchase Breakdown Schedule”) that specifies (a) the names of the Affiliates to whom Purchaser intends to assign a portion of its rights and corresponding obligations, (b) which of the Purchased Assets the Purchaser and each such Affiliate will acquire and (c) the portion of the Aggregate Consideration the Purchaser and each such Affiliate will pay. The Purchaser and the Affiliates listed on the Purchase Breakdown Schedule will pay the Aggregate Consideration and will acquire all the Purchased Assets. The Sellers hereby agree and acknowledge their obligation to transfer the Purchased Assets to Purchaser and such Affiliates of Purchaser as identified on such Schedule and to accept as payment the portion of the Aggregate Consideration set forth opposite such Purchased Asset’s identity, on such Schedule.

Section 3.2 Post-Closing Access to Records. Purchaser agrees that the Sellers, the unsecured creditors committee, or their authorized representatives (or any subsequently appointed trustee) (collectively, the “Estate”), shall be expressly granted access to the Sellers’ books, records and former key employees to the extent still employed by the Purchaser following the Closing, at no charge to the Estate, in order to conduct any investigation of claims or liens, or winddown activities necessary, at such reasonable times during normal business hours and upon prior, reasonable notification so as not to disrupt, in Purchaser’s sole discretion, Purchaser’s operation of the business.

ARTICLE IV.

MISCELLANEOUS

Section 4.1 No Waiver. Nothing in this Amendment shall constitute a waiver by the Sellers or the Purchaser of any breach or default on the part of any party to the Purchase Agreement.

Section 4.2 Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not consistent with the Bankruptcy Code, the internal laws of the State of New York applicable to contracts made and performed in such State (without regard to principles of conflicts of laws).

Section 4.3 Entire Agreement. This Amendment together with the Purchase Agreement (together with the Schedules, Exhibits and other agreements referenced therein), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 4.4 Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not constitute a reaffirmation, remaking, withdrawal or modification as of the date of this Amendment of any of the representations, warranties or covenants of any party hereto.

Section 4.5 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto caused this Amendment No. 1 to Asset Purchase Agreement to be duly executed as of the date first above written.

PURCHASER

EGI ACQUISITION, LLC

By: /s/ Seth M. Hendon
Name: Seth M. Hendon
Title: Vice President

SELLERS:

ENESCO GROUP, INC.

By: /s/ Marie Meisenbach Graul
Name: Marie Meisenbach Graul
Title: Executive Vice President and
Chief Financial Officer

GREGG MANUFACTURING, INC.

By: /s/ Charles Eugene Sanders
Name: Charles Eugene Sanders
Title: Secretary and Treasurer